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July 21, 2026

Lincoln Variable Insurance Products Trust

P.O. Box 2340

Fort Wayne, Indiana 46801

  Re:  Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Lincoln Variable Insurance Products Trust (the “Trust”), a Delaware statutory trust, in connection with the Registration Statement (as defined below) relating to the issuance of shares of beneficial interest in a certain Trust series (the “Acquiring Fund”) in connection with the acquisition of the assets of a certain other Trust series (the “Target Fund”) pursuant to the reorganization as described in the Registration Statement and in the form of Agreement and Plan of Reorganization, as filed with the Registration Statement.

The Acquiring Fund and the Target Fund are set forth below:

Acquiring Fund (issuing shares)	Target Fund (transferring assets)
LVIP BlackRock Global Growth ETF Allocation Managed Risk Fund (to be renamed LVIP BlackRock Growth ETF Allocation Managed Risk Fund)	LVIP BlackRock U.S. Growth ETF Allocation Managed Risk Fund

The Acquiring Fund’s shares to be issued in connection with the foregoing will be registered pursuant to a Registration Statement on Form N-14 (the “Registration Statement”), to be filed by the Trust with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “1933 Act”).

In connection with the opinion set forth herein, we have examined the following documents: the Trust’s Agreement and Declaration of Trust dated February 1, 2003, the Trust’s Bylaws dated September 15, 2015 and such other Trust records, certificates, resolutions or documents that we have deemed relevant in order to render the opinion expressed herein. In addition, we have reviewed and relied upon the certificate referred to below issued by the Delaware Secretary of State.

In rendering this opinion, we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that

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the facts contained in the instruments, certificates or statements of public officials and officers or representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

The opinion expressed herein is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

On the basis of the foregoing, and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the shares of beneficial interest (and classes thereof) of the Acquiring Fund to be registered under the 1933 Act and issued pursuant to the Registration Statement have been duly authorized for issuance and, when issued and delivered as contemplated by the Registration Statement and the Agreement and Plan of Reorganization, the form of which is included in the Registration Statement, against payment therefor of the consideration therein described, will be validly issued and, subject to the qualifications set forth in the Trust’s Agreement and Declaration of Trust, fully paid and non-assessable Shares (as defined in the Trust’s Agreement and Declaration of Trust). In this regard, we note that, pursuant to Article IV, Section 5 of the Trust’s Agreement and Declaration of Trust, the Trust’s Board of Trustees has the power, as frequently as it may determine, to cause each Shareholder (as defined therein) of the Trust, or each Shareholder of any particular Series (as defined therein), to pay directly, in advance or arrears, expenses of the Trust as discussed therein (“Expenses”) in an amount fixed from time to time by the Board of Trustees, by setting off such Expenses due from such Shareholder from declared but unpaid dividends or distributions owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such Expenses due from such Shareholder, provided that the direct payment of such Expenses by Shareholders is permitted under applicable law.

In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such certificate.

We express no opinion as to any other matter other than as expressly set forth above, and no other opinion is intended or may be inferred herefrom. The opinion expressed herein is given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

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We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP
Dechert LLP